Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Ellomay Capital Ltd.:

We consent to the incorporation by reference in the registration statements (Nos. 333-102288 and 333-92491) on Form S-8   and (No. 333-144171) on Form F-3 of Ellomay Capital Ltd. of our report dated March 25, 2013, with respect to the consolidated statements of financial position of Ellomay Capital Ltd. as of December 31, 2012 and 2011 and the related consolidated statements of comprehensive income (loss), changes in equity and cash flows for each of the years in the two-year period ended December 31, 2012 which report appears in the December 31, 2012 annual report on Form 20-F of Ellomay Capital Ltd.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Isr).
Member firm of KPMG International

Tel-Aviv, Israel
March 25, 2013